Exhibit 99.1

NEWS RELEASE

Media Contact:	Investor Contact:
Eva Schmitz	Dustin Stilwell
812.306.2424	812.306.2964
evaschmitz@berryplastics.com	dustinstilwell@berryplastics.com

Berry Plastics Announces Closing of Notes Offering and Receipt of Required Consents in Connection

with Tender Offer and Consent Solicitation for Outstanding

9  1⁄2 Percent Second Priority Senior Secured Notes due 2018

EVANSVILLE, INDIANA, May 12, 2014 – Berry Plastics Group, Inc. (“Berry Group”) announced today that Berry Plastics Corporation (the “Issuer”), Berry Group’s wholly owned subsidiary, issued $500,000,000 in aggregate principal amount of 5.500 percent Second Priority Senior Secured Notes due 2022 pursuant to an indenture, dated as of May 12, 2014, by and among the Issuer, the guarantors named therein and U.S. Bank National Association, as trustee.

In addition, pursuant to a previously announced cash tender offer and consent solicitation (the “Offer”) by the Issuer, with respect to any and all of the Issuer’s outstanding 9 1⁄2 percent Second Priority Senior Secured Notes due 2018 (the “Notes”) issued under an indenture dated as of April 30, 2010 (the “Indenture”), approximately 83.95 percent of the Notes had been tendered as of 5 p.m., New York City time, on May 9, 2014, the expiration of the consent payment deadline (the “Consent Date”). The consents received exceeded the number needed to approve the proposed amendments (the “Proposed Amendments”) to the Indenture and the Issuer has elected to exercise its right to accept for early payment all of the Notes validly tendered prior to the Consent Date. Each of the holders who validly tendered its Notes and delivered consents prior to the Consent Date will receive the total consideration of $1,052.50, which includes $1,022.50 as the tender offer consideration and $30.00 as a consent payment. In addition, accrued interest up to, but not including, the applicable payment date of the Notes will be paid in cash on all validly tendered and accepted Notes. The Issuer currently expects these payments will be made on May 12, 2014. The complete terms and conditions of the tender offer and consent solicitation for the Notes are detailed in the Issuer’s Offer to Purchase and Consent Solicitation Statement dated April 28, 2014 and the related Consent and Letter of Transmittal (the “Tender Offer Documents”).

Under the terms of the tender offer, the Issuer and the trustee under the Indenture have entered into a supplemental indenture that effects the Proposed Amendments to the Indenture. The Proposed Amendments eliminate substantially all of the material restrictive covenants, eliminate or modify certain events of default and eliminate or modify related provisions in the Indenture. The supplemental indenture became effective upon the Issuer’s acceptance of a majority in principal amount of the Notes for payment under the early acceptance terms in the Offer.

Notwithstanding the Issuer’s exercise of its early acceptance rights, the tender offer will remain open and is scheduled to expire at 12 midnight, New York City time, on May 23, 2014, unless extended (the “Expiration Date”). Because the Consent Date has passed, tendered Notes may no longer be withdrawn and consents may no longer be revoked at any time, subject to limited exceptions. Holders who validly tender their Notes and deliver their consents after the Consent Date and prior to the Expiration Date will receive only the tender offer consideration and will not be entitled to receive a consent payment if such Notes are accepted for purchase pursuant to the tender offer. In addition, as disclosed in the Tender Offer Documents, the Issuer intends to redeem any of the Notes that remain outstanding after the completion of the Offer in accordance with the terms of the Indenture. On May 12, 2014, the Issuer provided notice to the trustee under the Indenture of such redemptions and irrevocably deposited cash with the trustee in respect of such Notes in an amount sufficient to redeem any Notes outstanding on such redemption date.

All the conditions set forth in the Tender Offer Documents remain unchanged. If any of the conditions are not satisfied, the Issuer may terminate the Offer and return tendered Notes that have not already been accepted for payment. The Issuer has the right to waive any of the foregoing conditions with respect to the Notes and to consummate the Offer. In addition, the Issuer has the right, in its sole discretion, to terminate the Offer at any time, subject to applicable law.

Credit Suisse Securities (USA) LLC is acting as Dealer Manager and Solicitation Agent for the tender offer and consent solicitation. Questions regarding the tender offer or consent solicitation may be directed to Liability Management Group at (800) 820-1653 (toll-free) or at (212) 538-2147 (collect).

Global Bondholder Services Corporation will act as the Information Agent for the tender offer and consent solicitation. Requests for the Offer Documents may be directed to Global Bondholder Services Corporation at 212-430-3774 (for brokers and banks) or (866) 470-4300 (for all others).

Neither the Board of Directors of Berry Group or the Issuer, nor any other person, makes any recommendation as to whether holders of Notes should tender their Notes or provide the related consents, and no one has been authorized to make such a recommendation. Holders of Notes must make their own decisions as to whether to tender their Notes and provide the related consents, and if they decide to do so, the principal amount of the Notes to tender. Holders of the Notes should read carefully the Offer Documents and related materials before any decision is made with respect to the tender offer and consent solicitation.

About Berry Plastics

Berry Plastics Group, Inc. is a leading provider of value-added plastic consumer packaging and engineered materials delivering high-quality customized solutions to our customers with annual net sales of over $4.6 billion in fiscal 2013. With world headquarters in Evansville, Indiana, the Company’s common stock is listed on the New York Stock Exchange under the ticker symbol BERY. For additional information, visit the Company’s website at www.berryplastics.com.

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Certain statements and information included in this release may constitute “forward looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of the companies to be materially different from any future results, performance, or achievements expressed or implied in such forward looking statements. Additional discussion of factors that could cause actual results to differ materially from management’s projections, forecasts, estimates and expectations is contained in the companies’ Securities and Exchange Commission filings. The companies do not undertake any obligation to update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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